 Exhibit 6.5

LOAN AGREEMENT

           THIS LOAN AGREEMENT (this "Agreement") is entered into on December 29, 2000, between ELYSIO CAPITAL CORP., a Delaware corporation ("Elysio") and NET MASTER CONSULTANTS, INC., a Texas corporation ("Net Master").

BACKGROUND

A.     On or about September 26, 2000, Net Master, Smart Card Technologies Co. Ltd., a Japanese limited liability company ("SCT"), and the shareholders of SCT (the "SCT Shareholders") entered into a letter of intent (the "SCT Letter of Intent") for the acquisition of 100% of the issued and outstanding shares of SCT (the "SCT Shares") by Net Master in exchange for shares of Net Master common stock (the "SCT Acquisition").

B.     The SCT Letter of Intent contemplates that certain interim loans will be made to Net Master pending the closing on the SCT Acquisition (the "SCT Bridge Loan") and Net Master has entered into or accepted a Loan Agreement, Promissory Note, Security Agreement, Stock Pledge and Security Agreement and Escrow Agreement with SCT, the SCT Shareholders and certain other parties to evidence the SCT Bridge Loan (the "SCT Bridge Loan Documents").

C.     On or about October 10, 2000, Net Master and Elysio entered into a letter of intent (the "Elysio Letter of Intent") for the merger of Net Master and Elysio (the "Merger"), subject to Net Master consummating the SCT Acquisition, and the raising of certain funds by Elysio through the sale of Elysio securities the proceeds of which will be advanced to Net Master for purposes of the SCT Bridge Loan and the payment of certain expenses of Net Master and transaction costs of the SCT Acquisition.

D.     Elysio has agreed to make a loan to Net Master on the terms and conditions of this Agreement.

           NOW THEREFORE, for and in consideration of the premises, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Section 1.     The Loan.

1.1     Note. Following execution and delivery of this Agreement, Elysio will make a loan to Net Master in the aggregate amount of up to US$3,000,000 (the "Loan"). The Loan will be evidenced by a Promissory Note of even date herewith from Net Master in favor of Elysio in the form of Exhibit A attached hereto (the "Note"). The Loan is not a revolving line of credit; advances may not be repaid and re-advanced.

1.2     Interest. The Loan will bear interest at 6.15% per annum and interest will accrue until the maturity date of the Loan and will be payable on the maturity date. Interest will be calculated based on the basis of three hundred sixty (360) days per year and the actual number of days that principal is advanced and outstanding under the Loan.

1.3     Security for Loan. The Loan will be secured by all of Net Master's right, title and interest in (i) the SCT Letter of Intent, any acquisition agreement subsequently signed with SCT, (ii) the SCT Bridge Loan Documents and (iii) any collateral or assets pledged by SCT and the SCT Shareholders thereunder, pursuant to a Security Agreement of even date herewith substantially in the form of Exhibit B attached hereto (the "Security Agreement").

1.4     Term; Advancing Schedule. It is intended that the Loan will be funded in three advances on the following schedule:

(a)     Up to US$680,000 not later than December 31, 2000;

(b)     and the balance as may be mutually agreed in the future.

From time to time during the term of the Note, Net Master may request funds under the Loan by providing Elysio with a written funding request (each, a "Funding Request") specifying the amount of funds requested by Net Master. Each Funding Request will include reasonable detail on Net Master's use of the requested funds consistent with Net Master's business plan as approved by Elysio. It is understood that Net Master will make a Funding Request upon its receipt of a funding request from SCT under the SCT Bridge Loan. Within 15 days of Elysio's receipt of a Funding Request and Elysio's approval of same, Elysio will wire transfer, at Net Master's expense, the funds requested in the Funding Request to an account designated by Net Master or to other payees (including SCT) designated by Net Master in the Funding Request.

1.5     Conditions Precedent to Any Advance. In addition to all other conditions of this Agreement, the following are conditions precedent to any additional advance hereunder (except to the extent waived by Elysio, and any such conditions waived by Elysio may be reimposed as a condition of subsequent advances):

(a)     Elysio has received fully executed originals of this Agreement, the Note, the Security Agreement and any other documents evidencing or securing the Loan all in form and substance satisfactory to Elysio (collectively, the "Documents").

(b)     All representations and warranties made by Net Master or other parties (other than Elysio) in the Documents must be true and correct on and as of the date of making the advance as though such representations and warranties were made anew on such date.

(c)     There must not have occurred and be continuing any event, condition, or circumstances which, with notice and/or the passage of time, would constitute a breach in any material respect of any representation, covenant, or warranty by Net Master or other party or a default under any of the Documents.

(d)     A Funding Request for such amount has been submitted by Net Master and approved by Elysio.

1.6     Use of Proceeds. The proceeds of the Loan may only be used by Net Master to fulfill its funding obligations under the SCT Bridge Loan and to pay existing liabilities and accounts payable and for transaction costs in connection with completing the SCT Acquisition and the Merger all as approved by Elysio.

1.7     Repayment of Loan. Unless earlier accelerated under the terms of the Note or this Agreement, the Loan will be due on December 31, 2001. The parties acknowledge that if the Merger is consummated the Loan will extinguished by operation of law. The Loan may be prepaid by Net Master at any time without penalty.

1.8     Elysio's Records Conclusive. Absent manifest error, the records of Elysio with respect to amounts advanced or owing under the Loan will be conclusive.

Section 2.      Representations and Warranties; Covenants. Net Master makes the following representations, warranties and covenants to Elysio:

2.1     Organization and Good Standing. Net Master is a corporation duly organized and validly existing under the State of Texas, with all requisite power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted. Net Master is qualified and in good standing to do business in all jurisdictions where its business or ownership of property or assets requires such qualification unless the failure to be so qualified will not have a material adverse effect on the business or operations of Net Master.

2.2     Authority. Net Master has all requisite power and authority to execute and deliver this Agreement and any other Documents, and to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery of each of the Documents by Net Master and the consummation by Net Master of the transactions contemplated thereby have been duly authorized by its board of directors and no other company or shareholder proceedings on the part of Net Master are necessary to authorize such Documents or to consummate the transactions contemplated thereby. This Agreement has been, and the other Documents when executed and delivered by Net Master as contemplated by this Agreement, will be duly executed and delivered by Net Master and this Agreement is and the other Documents contemplated hereby will be valid and binding obligations of Net Master.

2.3     Actions and Proceedings. There is no claim, charge, arbitration, grievance, action, suit, investigation or proceeding by or before any court, arbiter, administrative agency or other governmental authority now pending or threatened against Net Master or any subsidiary of Net Master, or which involved any of the business, or the properties or assets of Net Master or any subsidiary of Net Master, that, if adversely resolved or determined, would have a material adverse effect on Net Master.

2.4     Conduct of Business. So long as any amounts are due or outstanding under the Note, Net Master will (a) conduct its business only in a normal and ordinary course and in substantially the same manner as historically conducted, (b) use its best efforts to preserve intact the business organization and goodwill of Net Master, (c) keep Elysio advised of significant developments in its business and of any significant decisions concerning the operation of its business, (d) not make any dividend or other unusual distributions of any kind to its shareholders or issue any additional equity securities, (e) not make any change to or enter into any material agreements or incur any material liabilities without Elysio's consent, (f) not pay any bonuses or increases in compensation to any director, officer or (except in the ordinary course of business) any employee; and (g) not incur any additional indebtedness (other than trade payables in the ordinary course), without Elysio's consent.

2.5     Notice of Material Adverse Effect. Net Master will give Elysio immediate notice of any event that has a material adverse effect on the business or financial condition of Net Master.

2.6     Additional Documentation. During the term of the Loan, Net Master will provide Elysio with such additional documentation and information as reasonably requested by Elysio, including annual reports, audited accounts, monthly financial statements and cash forecasts of Net Master and documentation or information relating to SCT and the SCT Acquisition.

2.7     Additional Security. In the event that Net Master acquires any subsidiary or ownership participation following the date of this Agreement, Net Master will deliver to Elysio a stock pledge and security agreement pledging Net Master's ownership interest in such subsidiary or participation as additional security for the Loan, which agreement will be in form and substance reasonably satisfactory to Elysio, together with original stock certificates or other evidence of Net Master's ownership of such newly acquired subsidiary or participation, duly endorsed for transfer.

Section 3.      Default; Remedies.

3.1     Events of Default. Each of the following constitutes an Event of Default under this Agreement:

(a)     Failure of Net Master to pay any amounts due under the Note on the date such amounts are due; or

(b)     Failure of Net Master or any other party thereto (other than Elysio) to perform or observe any term, condition, covenant, warranty, agreement or other provision contained in this Agreement or any other Document, within fifteen (15) days after receipt of notice from Elysio specifying such failure, provided that if Net Master or such other party has promptly initiated efforts to cure such failure and diligently pursues such cure, it will have thirty (30) days to accomplish such cure; or

(c)     Discovery that any representation or warranty made or deemed made by Net Master or any other party thereto (other than Elysio) in this Agreement or any statement or representation made in any certificate, report or opinion delivered pursuant to this Agreement or any other Document or in connection with any borrowing under this Agreement was materially untrue or is breached in any material respect; or

(d)     Net Master makes an assignment for the benefit of creditors, files a petition in bankruptcy, petitions or applies to any tribunal for any receiver or any trustee of Net Master or any substantial part of its property, or commences any proceeding relating to Net Master under any reorganization, arrangement, readjustments of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or

(e)     The filing of a bankruptcy or insolvency or similar proceeding petition or the commencement of any proceeding against Net Master seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, or, the appointment of any trustee, receiver or liquidator of Net Master or of all or any substantial part of the properties of Net Master, which proceeding or appointment is not dismissed or vacated within sixty (60) days.

3.2     Remedies upon Default. Upon the occurrence of an Event of Default, the following provisions will be applicable:

(a)     Elysio, at its option, may terminate its obligation to make additional advances under this Agreement and otherwise terminate this Agreement; and

(b)     Elysio may declare the Loan immediately due and payable and may exercise all of its rights and remedies against Net Master and any other obligor of the Loan, as provided in the Note, the Documents and by law.

Section 4.     Miscellaneous.

4.1     Modification and Waiver. No modification or waiver of any provision of the Note, this Agreement or the other Documents and no consent by a party to any departure therefrom by the other party will be effective unless such modification or waiver is in writing and signed by the parties. No notice to or demand on a party in any case entitles that party to any other or further notice or demand in similar or other circumstances. No failure or delay by a party in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of each party contained in this Agreement are cumulative and not exclusive of any rights or remedies otherwise provided by law.

4.2     Notices. All notices, requests, demands or other communications provided for in this Agreement and the other Documents must be in writing and delivered by recognized international express courier that provides receipt of delivery or sent by fax with electronic confirmation of receipt to the parties at the following addresses:

If to Elysio:

Elysio Capital Corp.
1075 West Georgia Street, Suite 1300
Vancouver, British Columbia
V6E 3C9 Canada
Attention: Aly Nazerali
Phone: (604) 684-4691
Fax: (604) 684-4686

If to Net Master:

Net Master Consultants, Inc.
1177 West Hastings Street, Suite 1818
Vancouver, British Columbia
Canada V6E 2K3
Attention: Nora Coccaro
Phone: (604) 602-1717
Fax: (604) 408-1739

           Any notice, request, demand or other communication delivered or sent in the foregoing manner will be deemed given or made (as the case may be) upon the earliest of (a) the date it is actually received or (b) the second business day after the day on which it is properly dispatched for international express courier service.

4.3     Counterparts; Fax Execution. This Agreement may be executed by the parties hereto individually or in any combination, in one or more counterparts, each of which will be an original and all of which together constitute one and the same agreement. This Agreement may be executed by delivery of a signed signature page by fax.

4.4    Captions. The captions of the various sections and paragraphs of this Agreement have been inserted only for the purposes of convenience; such captions are not a part of this Agreement and will not be deemed in any manner to modify, explain, enlarge or restrict any of the provisions of this Agreement.

4.5     Survival of Agreements. All agreements, representations and warranties made herein will survive the delivery of this Agreement and the making and renewal of the Loan hereunder.

4.6     Successors and Assigns. Other than as expressly contemplated by this Agreement or by operation of law pursuant to the transactions contemplated in the Letter of Intent, this Agreement may not be assigned by either party without the consent of the other party. This Agreement will inure to the benefit of and bind the respective parties hereto and their successors and permitted assigns.

4.7     Governing Law. Notwithstanding the place of execution of this Agreement and the business locations of the parties, the parties agree that this Agreement and the rights and obligations of the parties hereunder will be construed and interpreted in accordance with the laws of the State of Delaware, notwithstanding conflicts of laws principles. The parties agree that any appropriate court located in Delaware will have non-exclusive jurisdiction of any case or controversy arising under or in connection with this Agreement and will be a proper forum in which to adjudicate such case or controversy. The parties expressly consent to personal jurisdiction and venue in such courts.

4.8     Entire Agreement. This Agreement and the exhibits hereto and the Documents contain and constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior arrangements and understandings both written and oral, express or implied, with respect thereto.

4.9     Severability. Should any provision of this Agreement, or any provision hereafter incorporated in this Agreement, be invalid or unenforceable in whole or in part or subsequently lose its validity or enforceability, or should this Agreement be found to be incomplete, the balance of the provisions will in no way be affected thereby. In lieu of the invalid or unenforceable provision, or in order to complete this Agreement, the parties hereto will covenant such appropriate provisions as correspond to the extent permitted by law, most closely to that which the parties wanted, or according to the intent and purpose of this Agreement the parties hereto would have wanted to covenant had they considered the particular point.

4.10     Exhibits. The following exhibits are attached to this Agreement and incorporated herein by reference:

Exhibit A   Promissory Note
Exhibit B   Security Agreement

[Signatures on Following Page.]

EXECUTED:

ELYSIO CAPITAL CORP.

By:	/s/ Altaf Nazerali

Altaf Nazerali
President

NET MASTER CONSULTANTS, INC.

By:	/s/ Nora Coccaro
President

Exhibit A

PROMISSORY NOTE

December 29, 2000

$3,000,000U.S.

           FOR VALUE RECEIVED, NET MASTER CONSULTANTS, INC., a Texas corporation ("Borrower"), promises to pay to the order of ELYSIO CAPITAL CORP., a Delaware corporation, or its assignee ("Lender"), the sum of Three Million United States Dollars (US$3,000,000), or so much thereof as is advanced, at such time and together with interest thereon as provided below.

           This Note is subject to the terms and conditions of, and Lender and Borrower are entitled to the benefits of, the Loan Agreement of even date herewith between Borrower and Lender (the "Loan Agreement"). This Note is secured by a Security Agreement from Borrower in favor of Lender of event date herewith.

           Interest will accrue on the outstanding principal amount of this Note at the applicable federal (U.S.) rate of six and fifteen/hundredths percent (6.15%) per annum from the date of advance thereof, and until all amounts outstanding under this Note have been paid in full. Interest will be calculated on the basis of a year consisting of 360 days and will be charged on the basis of the actual number of calendar days that the principal amount advanced remained unpaid to Lender.

           All amounts owing under this Note are due on December 31, 2001 (the "Maturity Date"). Overdue payments of any sums due under this Note will bear interest at the rate of 15% per annum until paid. In addition, if this Note is not paid on the Maturity Date, Lender will be entitled to collect a one-time late charge to cover the increased costs of administering the Note in an amount equal to 2% of the then outstanding principal amount of the Note.

           All payments will be made in U.S. Dollars to Lender, without offset, at such address as Lender may designate in writing to Borrower. All payments received from Borrower will be applied first to interest (including default interest) to the extent then accrued and unpaid, then to costs of collection, and then to principal. The amount outstanding under this Note may be prepaid at any time, and from time to time, by Borrower without notice, penalty or bonus.

           Extension of time of payment of all or any part of the amount owing under this Note at any time or times or failure of the holder of this Note to enforce any of its rights or remedies under this Note or under any instrument securing this Note or any releases or surrender of property will not release any party liable for this Note and will not constitute a waiver of the rights of the holder to enforce such rights and remedies thereafter. Borrower waives demand and presentment for payment, notice of dishonor, notice of non-payment, protest and notice of protest of this Note. Borrower agrees to pay all costs of collection of this Note, including but not limited to, court costs and reasonable attorneys' fees, whether or not suit is filed.

           Time is of the essence of this Note.

           If any provision in this Note is for any reason held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision of this Note.

           This Note will be construed and enforced under the laws of the State of Delaware.

           Borrower has executed this instrument under seal as of the date above.

NET MASTER CONSULTANTS, INC.

By:	/s/ Nora Coccaro

Nora Coccaro
President

Exhibit B

SECURITY AGREEMENT

THIS SECURITY AGREEMENT (this "Agreement") is made on December 29, 2000, by NET MASTER CONSULTANTS, INC., a Texas corporation ("Debtor"), in favor of ELYSIO CAPITAL CORP., a Delaware corporation ("Secured Party").

BACKGROUND:

Secured Party has extended a loan (the "Loan") in the maximum principal amount of $3,000,000 to Debtor pursuant to the terms and conditions of a Loan Agreement of even date herewith between Secured Party and Debtor (the "Loan Agreement") and as evidenced by a Promissory Note of even date herewith from Debtor to Secured Party (the "Note"). To secure its obligations under the Note, Debtor is required to deliver to Secured Party this Agreement.

NOW, THEREFORE, for and in consideration of the premises, the direct benefits to be realized by Debtor from the Loan, the mutual covenants set forth below, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Debtor covenants and agrees with Secured Party as follows:

STATEMENT OF TERMS:

1. Collateral. As used herein, the term "Collateral" means all of Debtor's right, title and interest in and to the following documents:

(a) the Letter of Intent dated on or about September 26, 2000 between Debtor, Smart Card Technologies Co., Ltd., a Japanese limited liability company ("SCT"), and the shareholders of SCT relating to the proposed acquisition of 100% of the capital stock of SCT by Debtor in exchange for shares of Debtor's common stock (the "SCT Acquisition"), as such letter of intent may be amended from time to time;

(b) any acquisition agreement documenting or evidencing the SCT Acquisition and any agreements, certificate and documents ancillary thereto, as the same may be amended from time to time;

(c) the Loan Agreement dated November 20, 2000 between Debtor and SCT for a loan of up to US $2,500,000 (the "SCT Loan") from Debtor to SCT, and all documents evidencing, securing or otherwise relating to the SCT Loan or the collateral pledge to secure repayment of the SCT Loan, as the same may be amended, modified, renewed or extended from time to time.

2. Security Interest. Debtor hereby grants to Secured Party a security interest in the Collateral, as security for full and punctual payment of any and all sums, when due and payable, under the Note and any other indebtedness of Debtor to Secured Party, whether now existing or hereafter incurred (collectively, the "Indebtedness") and the prompt performance of the covenants contained herein and in the Note and the Loan Agreement. The security interest so granted to Secured Party will at all times be a first, valid and continuing security interest in the Collateral, subject to any preceding security interests created under law.

3. Debtor's Representations, Warranties and Covenants. Debtor represents, warrants and covenants to Lender as follows:

(a) Corporate Organization and Good Standing. Debtor is a corporation duly organized, validly existing under the laws of the State of Texas, with all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted. Debtor is qualified and in good standing to do business in all jurisdictions where its business or ownership or leasing of property or assets requires such qualification except where the failure to be so qualified will not result in a material adverse effect to the business and operations of Debtor.

(b) Authority. Debtor has all requisite power and authority to execute and deliver this Agreement and any other documents, agreements and instruments to be executed in connection with the consummation of the transactions contemplated by this Agreement, including the Note (collectively, the "Loan Documents") and to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery of each of the Loan Documents by Debtor and the consummation by Debtor of the transactions contemplated thereby have been duly authorized by its board of directors and no other corporate or shareholder proceedings on the part of Debtor are necessary to authorize such Loan Documents or to consummate the transactions contemplated thereby. This Agreement has been, and the other Loan Documents when executed and delivered by Debtor contemplated by this Agreement will be, duly executed and delivered by Debtor and this Agreement is, and the other Loan Documents when executed and delivered by Debtor as contemplated hereby will be, valid and binding obligations of Debtor.

(c) Actions and Proceedings. There is no claim, charge, arbitration, grievance, action, suit, investigation or proceeding by or before any court, arbiter, administrative agency or other governmental authority now pending or threatened against Debtor, or which involves any of the business, or the properties or assets of Debtor that, if adversely resolved or determined, would have a material adverse effect on Debtor.

(d) Performance. Debtor will perform and comply with all covenants and conditions on its part to be performed or complied with under this Agreement, or otherwise applicable to it as provided in the Note.

(e) Ownership and Maintenance of Collateral. Debtor now owns and has good title to the Collateral and will maintain the Collateral free from all liens, claims, attachments, executions, sequestrations and encumbrances except: (i) liens for taxes, assessments and governmental charges not due and payable or which are being contested in good faith by Debtor; and (ii) the security interest created by this Agreement. Debtor will take all actions that are necessary or desirable to keep and maintain the Collateral in good condition.

(f) Perfection of Security Interest; Further Assurances. Debtor will take such reasonable steps, as and when requested by Secured Party, to perfect and maintain Secured Party's security interest in the Collateral, including, without limitation, executing financing statements and paying the costs of filing same, whenever Secured Party deems such filing appropriate.

(g) No Transfer or Assignment of Collateral. Debtor will take all actions necessary or desirable to keep and maintain the Collateral in good condition, and will not transfer or assign any interest thereto, whether by license, collateral assignment or absolute assignment, without Secured Party's prior written consent, which may be withheld in Secured Party's sole and absolute discretion.

(h) Secured Party's Costs. Debtor will pay all costs necessary to obtain, preserve, perfect, defend, enforce and collect the security interests represented by this Agreement, collect the Indebtedness, and preserve, defend and enforce the Collateral, including but not limited to taxes, assessments, reasonable attorneys' fees and legal expenses, storage costs and expenses of sales. Whether the Collateral is or is not in Secured Party's possession, and without any obligation to do so and without waiving Debtor's default for failure to make any such payment, Secured Party at its option may pay any such costs and expenses or discharge encumbrances on the Collateral, and such payment or payments shall be a part of the Obligation. Debtor agrees to reimburse Secured Party promptly upon demand for any costs so incurred.

(i) Information and Inspection. Debtor will (i) furnish Secured Party any financial statements of Debtor or reports to Debtor by accountants or others pertaining to Debtor's business and any information with respect to the Collateral promptly upon request by Secured Party; (ii) allow Secured Party to inspect the Collateral, at any time and wherever located, and to inspect and copy, or furnish Secured Party with copies of, all records relating to the Collateral and the Obligation; (iii) furnish Secured Party such information as Secured Party may request to identify general intangibles included in the Collateral, at the time and in the form requested by Secured Party; and (iv) deliver upon request to Secured Party shipping and delivery receipts evidencing the shipment of goods and invoices evidencing the receipt of, and the payment for inventory in Collateral.

(j) Collateral Records. Debtor at all times will maintain complete and accurate books and records covering the Collateral, and Secured Party is hereby given the right to audit Debtor's books and records relating to the Collateral at any time and from time to time. Debtor will disclose to Secured Party all agreements modifying any patent, general intangible, account, chattel paper or instrument included in the Collateral.

(k) Change of Name. Without the written consent of Secured Party, Debtor will not change its name.

(l) Power of Attorney. Debtor hereby appoints Secured Party as Debtor's attorney-in-fact with full power in Debtor's name and behalf to do every act which Debtor is obligated to do or may be required to do under this Agreement; however, nothing in this paragraph shall be construed to obligate Secured Party to take any action hereunder. The power of attorney hereby created is a power coupled with an interest, and shall be irrevocable.

4. Events of Default; Secured Party's Remedies.

(a) Events of Default. Any of the following events constitute an event of default ("Event of Default") under this Agreement:

(i) Debtor fails to pay, when due and payable, any of the Indebtedness and such failure continues for a period of fifteen business days after written notice of such failure to Debtor by Secured Party; or

(ii) Debtor fails to perform or comply with any non-monetary covenant on its part to be performed or complied with under the Note or this Agreement or any other agreement between Debtor and Lender and any such failure continues for a period of ten days after written notice of such failure is given to Debtor by Secured Party.

(b) Secured Party's Remedies. Upon the happening of an Event of Default, Secured Party, at its election, may: (i) declare all Indebtedness immediately due; and (ii) exercise any or all rights of a secured party in respect of the Collateral as provided for under applicable law. Secured Party's rights and remedies under this Agreement will be cumulative, and may be exercised singularly or concurrently. Debtor will pay upon demand all costs and expenses incurred by Secured Party in enforcing this Agreement and in realizing upon, or exercising any rights in respect of, the Collateral, including, without limitation, reasonable attorneys' fees. Upon Debtor's failure to perform any of its obligations under this Agreement, Secured Party may, but will not be required to, perform any such obligation; the expense of such performance to be paid by Debtor to Secured Party upon demand and the payment of which will be secured by this Agreement.

(c) Right of Secured Party to Notify Debtors. At any time following an Event of Default, Secured Party may notify persons obligated on any Collateral to make payments directly to Secured Party and Secured Party may take control of all proceeds of any Collateral. Until Secured Party elects to exercise such rights, Debtor, as agent of Secured Party, will collect and enforce all payments owed on Collateral.

5. Other Provisions.

(a) Upon (i) full payment of the Indebtedness (if no Event of Default then exists under this Agreement or the Note) or (ii) the consummation of the transactions contemplated by the Letter of Intent (as defined in the Loan Agreement), Secured Party's security interest in the Collateral will terminate, and Secured Party will execute and deliver to Debtor such documents as may be reasonably required to evidence such termination, including appropriate termination statements.

(b) No modification, waiver, release, or amendment of any provision of this Agreement will be effected, except pursuant to a writing notice signed by Debtor and Secured Party.

(c) No delay or omission by Secured Party in exercising any of Secured Party's rights and remedies under this Agreement will operate as a waiver thereof or of any other right or remedy of Secured Party.

(d) Other than as expressly provided in the Loan Agreement or by operation of law pursuant to the transactions contemplated in the Letter of Intent (as defined in the Loan Agreement), this Agreement may not be assigned by either party without the consent of the other party. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. The terms "Secured Party" and "Debtor", respectively, as used herein, will include any successor in interest of any such party.

(e) All notices, requests, demands or other communications provided for in this Agreement and the other Documents must be in writing and delivered by recognized international express courier who provides receipt of delivery or sent by fax with electronic confirmation of receipt to the parties at the following addresses:

If to Secured Party:

Elysio Capital Corp.
1075 West Georgia Street, Suite 1300
Vancouver, British Columbia
V6E 3C9 Canada
Attention: Aly Nazerali
Phone: (604) 684-4691
Fax: (604) 684-4686

If to Debtor:

1177 West Hastings Street, Suite 1818
Vancouver, British Columbia
Canada V6E 2K3
Attention: Nora Coccaro
Phone: (604) 602-1717
Fax: (604) 408-1739

Any notice, request, demand or other communication delivered or sent in the foregoing manner will be deemed given or made (as the case may be) upon the earliest of (i) the date it is actually received or (ii) the second business day after the day on which it is properly dispatched for international express courier service.

(f) Notwithstanding the place of execution of this Agreement and the business locations of the parties, the parties agree that this Agreement and the rights and obligations of the parties hereunder will be construed and interpreted in accordance with the laws of the State of Delaware, notwithstanding conflicts of laws principles. The parties agree that any appropriate court located in Delaware will have non-exclusive jurisdiction of any case or controversy arising under or in connection with this Agreement and will be a proper forum in which to adjudicate such case or controversy. The parties expressly consent to personal jurisdiction and venue in such courts.

[Signatures on Following Page.]

EXECUTED:

ELYSIO CAPITAL CORP.

By:	/s/ Altaf Nazerali

Altaf Nazerali
President

NET MASTER CONSULTANTS, INC.

By:	/s/ Nora Coccaro
President